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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 15, 2003

                                   QT 5, INC.
               (Exact name of Registrant as specified in charter)


Delaware                            000-25022                  72-7148906
(State or other jurisdiction  (Commission File Number)    (IRS Employer
of incorporation)                                         Identification Number)

                       5655 Lindero Canyon Road, Suite 120
                       Westlake Village, California 91362

                    (Address of principal executive offices)


Registrant's telephone number, including area code:  (818) 338-1500


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ITEM 5.  OTHER EVENTS AND REGULATION FD DISCLOSURE.

         On August 22, 2003 QT 5, Inc. (the "Company") completed a private sale of 6% convertible debentures having an aggregate face value of $2 million to six investors (the "Investors"). In conjunction with the sale of the convertible debentures, the Company issued warrants having an exercise price of $0.075 per share. At the closing, the Company received $1 million in gross proceeds.

         According to the terms of the financing agreement, a second closing, at which the remaining $1 million in gross proceeds was scheduled to be transferred, was to occur following the effective date of a registration statement that was to be filed by the Company with the Securities and Exchange Commission for the purpose of registering the common stock to be issued upon the conversion of the debentures and the exercise of the warrants. The Company filed the registration statement on October 1, 2003.

         On October 15, 2003 the Company and the Investors agreed that the Investors would advance $200,000 of the remaining $1 million in gross proceeds prior to the effective date of the registration statement. In exchange for the advance, the Company agreed to reduce the exercise price of the warrants (including the warrant issued to the placement agent, HPC Capital Management) from $0.075 to $0.01 and, for a period of 12 months, to refrain from issuing to employees, officers or directors, from any stock option plan or employee incentive plan or agreement, stock or options in excess of 50,000 shares per month without the prior written consent of the Investors.

         By October 28, 2003, the Company had received the entire advance.

         Also on October 15, 2003, in conjunction with the advance, the Company executed a Security Agreement in favor of the Investors. The Security Agreement grants to the Investors a continuing security interest in all property belonging to the Company.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         10.1     Letter to Investors regarding advance.
         10.2     Security Agreement

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QT 5, INC.

By:/S/STEVEN H. REDER
   ---------------------------------
      Steven H. Reder, President
Dated:  October 31, 2003